Exhibit 15


Denbury Resources Inc.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited consolidated interim financial information of Denbury Resources Inc. (the "Company"), for the periods ended September 30, 2003 and 2002 as indicated in our report dated November 12, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in Registration Statement Nos. 333-1006, 333-27995, 333- 55999, 333-70485, 333-39172, 333-39218, 333-63198, 333-90398 and
333-106253 on Forms S-8, and Registration Statement No. 333-107676 on Form S-3 of Denbury Resources Inc.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/Deloitte & Touche LLP

Dallas, Texas
November 12, 2003